EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of NICE Systems Ltd. for the registration of 343,288 of its ordinary shares under the Merced Systems, Inc. 2001 Stock Plan and Merced Systems, Inc. 2011 Stock Plan of our report dated March 31, 2011, with respect to the consolidated financial statements of NICE Systems Ltd. for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting of NICE-Systems Ltd., which is included in its Annual Report (Form 20-F), filed with the Securities and Exchange Commission.

                                /s/ KOST FORER, GABBAY & KASIERER

                                KOST FORER, GABBAY & KASIERER
                                A Member of Ernst & Young Global

Tel-Aviv, Israel
February 7, 2012